Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated December 15, 2025, which includes an explanatory paragraph relating to Cambridge Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Cambridge Acquisition Corp. as of October 31, 2025 and for the period from October 24, 2025 (inception) through October 31, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 15, 2025